Exhibit 99.3

MTR GAMING GROUP, INC.

OFFER TO EXCHANGE ALL OUTSTANDING
9.00% SENIOR SUBORDINATED NOTES DUE 2012, SERIES A
($125,000,000 IN AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

FOR

9.00% SENIOR SUBORDINATED NOTES DUE 2012, SERIES B

AND

GUARANTEES OF THE SERIES B SENIOR NOTES BY
MOUNTAINEER PARK, INC., SPEAKEASY GAMING OF LAS VEGAS, INC.,
SPEAKEASY GAMING OF FREMONT, INC., PRESQUE ISLE DOWNS, INC.,
SCIOTO DOWNS, INC., JACKSON RACING, INC. AND MTR-HARNESS, INC.
each a wholly-owned subsidiary of MTR Gaming Group, Inc.

Pursuant To The Prospectus

Dated November 21, 2006

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, DECEMBER 27, 2006, (UNLESS EXTENDED BY MTR GAMING GROUP, INC. IN ITS SOLE DISCRETION) (SUCH TIME AND SUCH DATE, AND AS SUCH TIME AND DATE MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME ON THE EXPIRATION DATE.

November 27, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

Enclosed for your consideration is a Prospectus (the “Prospectus”) and a Letter of Transmittal (the “Letter of Transmittal”) which together describe the offer (the “Exchange Offer”) by MTR Gaming Group, Inc., a Delaware corporation (the “Company”), to exchange its new 9.00% senior subordinated notes due 2012, Series B (the “New Notes”) for any and all of its old 9.00% senior subordinated notes due 2012, Series A (the “Old Notes”).

Capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Prospectus.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.      The Prospectus;

2.      Letter of Transmittal for your use and for the information of your clients;

3.      Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Letter of Transmittal, Old Notes and all other required documents cannot be delivered to the Exchange Agent by the Expiration Date;

4.      A letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with an instruction form provided for obtaining such clients’ instructions with respect to the Exchange Offer; and

6.      Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

We urge you to contact your clients as promptly as possible. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on December 27, 2006, unless extended.

The Company will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company, upon request, will reimburse brokers, dealers, commercial banks, and trust companies for reasonable and customary mailing and handling expenses incurred by them in forwarding any of the enclosed materials to their clients. The Company will pay all transfer taxes to exchange and transfer the Old Notes pursuant to the Exchange Offer, except as otherwise provided in Instruction 11 of the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Wells Fargo Bank Minnesota, National Association, the Exchange Agent, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
MTR GAMING GROUP, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE EXCHANGE AGENT, THE TRUSTEE, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.